4830 W. Kennedy Blvd, Ste 880

Tampa, FL 33609

August 31, 2026

Re: Preferred Equity Redemption, Loci Capital & Generation Income Properties

To whom it may concern,

LC2-NNN Pref, LLC (“Loci”) made a preferred equity investment into GIP VB SPE, LLC (“GIPR Portfolio Co”) on August 10, 2023, in which Loci received a preferred membership interest (the “Loci Membership Interest”) in the GIPR Portfolio Co pursuant to the Amended and Restated Limited Liability Company Agreement of GIP VB SPE, LLC, dated August 10, 2026 (as modified, amended, or supplemented, the “Operating Agreement”). This letter will outline the amount (the “Redemption Amount”) owed out to LC2-NNN Pref, LLC (“Loci”) in order to effect a full redemption of Loci’s interests in GIPR Portfolio Co as of a redemption date of September 30, 2026 (the “Redemption Date”). For purposes of this letter, the following terms will apply:

Redemption Date: September 30, 2026

Amount Owed:

•
Preferred Equity Balance as of August 31, 2026: $4,050,496.26
•
Per Diem Preferred Return starting September 1, 2026: $2,025.25
•
Equity Fee: $70,500.00
•
Outstanding Legal Expense: $50,000.00
•
Total Outstanding Owed: $4,231,753.70

Redemption Amount: $4,231,753.70 *

*Redemption Amount subject to customary final accounting reconciliation adjustments, including a final Per Diem calculation.

Loci hereby represents and affirms that, upon receipt of the Redemption Amount on or before the Redemption Date listed above, the Loci Membership Interest will be fully redeemed, retired, and no longer outstanding, and Loci will no longer have any interests, rights, liabilities, and/or obligations in or from GIPR Portfolio Co and its affiliates, owners, managers, or stakeholders with respect to the Loci Membership Interest, the Operating Agreement, or otherwise.

Sincerely,

/s/ Michael Phillips

Michael Phillips Authorized Signatory LC2-NNN Pref, LLC